UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

Amendment No. 1 to

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2004

REDBACK NETWORKS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-25853	77-0438443
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300 Holger Way

San Jose, CA 95134

(408) 750-5000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

ITEM 5. OTHER EVENTS.

On January 5, 2004, Redback Networks Inc. (the “Company”) announced that it completed a private placement of equity securities. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

In the private placement, the Company issued and sold to TCV IV, L.P. and TCV IV Strategic Partners, L.P., for an aggregate purchase price of approximately $30 million, a total of (i) 651,749 shares of the Company’s newly-created Series B Convertible Preferred Stock and (ii) warrants to purchase 1,629,373 shares of the Company’s common stock at an exercise price of $5.00 per share. Each share of Series B Convertible Preferred Stock is convertible into ten shares of common stock, subject to adjustment for stock splits, dividends and the like.

The shares of Series B Preferred Stock and warrants sold to the investors have not been registered under the Securities Act of 1933. Accordingly, these securities may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Redback has agreed to file a registration statement covering resales of the common stock issuable upon conversion of the Series B Preferred Stock and Exercise of the warrants. by TCV.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(c) The following exhibits are filed with this Current Report:

4.1	Certificate of Designation of the Series B Convertible Preferred Stock of Redback Networks Inc.

4.2	Form of Series B Preferred Stock Certificate of Redback Networks Inc.

4.3	Form of Warrant to Purchase Common Stock of Redback Networks Inc., to be issued to TCV IV, L.P. and TCV IV Strategic Partners, L.P. on the Closing Date.

4.4	Investor Rights Agreement, dated January 5, 2004, among Redback Networks Inc., TCV IV, L.P. and TCV IV Strategic Partners, L.P.

10.1	Securities Purchase Agreement, dated January 2, 2003, among Redback Networks Inc., TCV IV, L.P. and TCV IV Strategic Partners, L.P.

99.1*	Press Released dated January 5, 2004.

*Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDBACK NETWORKS INC.

DATE: January 8, 2004	By:	/s/ THOMAS L. CRONAN III
Thomas L. Cronan III Senior Vice President of Finance and Administration, Chief Financial Officer